EXHIBIT 10.2

March 30, 2011

Mr. Robert A. Doty
7101 Playa Vista Drive, Unit 305
Playa Vista, CA
USA  91706

Robert,

I am pleased to offer you the position of President and Chief Executive Officer of Engine Clean Solutions, Inc. (“Engine Clean” or the “Company”) reporting to the President and Chief Executive Officer of Quintana Gold Resources Corp. (“QGRC”, “Parent” or “Parent Company”). QGRC is in the process of changing its name to “CleanTransportation Group Inc.”,

The conditions of your employment with the Company are as follows:

•	Term. Thirty six (36) months, effective from the date of signing.

•
Position. In the position of President and Chief Executive Officer of Engine Clean, or such position as the Company may from time to time designate, you will perform on a full-time basis all of the duties and responsibilities of that position and such other duties on behalf of the Company consistent with the position which may be assigned or delegated to you from time to time.

•
Other duties. These activities will include specific presentations and communications internal and external to the Company (including with the Board of Directors and Shareholder forums).  In this capacity you will be working closely with the Parent Company’s President and CEO on a variety of evolving corporate matters including a series of confidential activities with the Board of Directors of the Company.

•
Reporting. You will report to the President and CEO of the Parent Company or to such other person or persons as the Company may reasonably determine from time to time in its absolute discretion.  No change by the Company of the reporting system, whether or not it affects you or your position, shall constitute a breach of this Agreement by the Company.

•
Base Salary. You shall receive a Base Salary at the rate of $100,000 ($US) per annum (the “Base Salary”), payable on a semi-monthly basis subject to the normal statutory deductions.  The level of this consideration will be reviewed annually.

•
Bonus. You are eligible to receive a variable, performance-based compensation based upon a combination of the Company’s annual performance and your individual leadership accomplishments.  Your Target Performance-Based Compensation will be 5% of gross sales, provided that all sales meet the minimum gross margin requirements of Engine Clean, and that Engine Clean is demonstrating a net annual profit exceeding its prior year’s profit performance.

•
Stock Option Plan. As a matter of record, and in further consideration of your employment, once the Company establishes its Employee Stock Option Plan (ESOP), you will, in addition, be granted Common Shares (the “Restricted Shares”) pursuant to the Share

•	Plan of the Company. These shares will be distributed based on the future ESOP plan as agreed upon by the Board of Directors of the Company.

•
Vacation. You shall be entitled to an annual vacation of 15 days in the aggregate during each calendar year. Vacation will be taken at times reasonably acceptable to the Company having regard to its operations. Vacation days taken must be reported to the Board of Directors. If you have not taken the full vacation to which you are entitled in any calendar year, you may carry over any days of unused vacation up to a maximum total accrual of 30 days.

•	Termination of Agreement.

o
Without cause, the Company may terminate this agreement at any time upon 90 days' written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and may be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of the termination a severance allowance of $100,000 less taxes and Social Security required to be withheld.

o
Involuntary Termination shall mean termination of your employment by the Company without “Cause” or by means of a “Constructive Dismissal” at any time during the first twenty-four (24) months of your employment. For purposes of this Agreement, “Cause” shall mean: (i) wilful misconduct or gross negligence in carrying out your assigned duties; (ii) knowing violation of any reasonable rule, direction, or policy of the Company, its President, or its Board; (iii) any act of misappropriation, embezzlement, intentional fraud, or similar conduct involving the Company; (iv) conviction or a plea of nolo contendere or the equivalent to a felony; (v) failure to comply with all material applicable laws and regulations in performing your duties and responsibilities for the Company; and (vi) abuse of alcohol or of any controlled substance. For purposes of this Agreement, “Constructive Dismissal” shall mean: (i) a material reduction in your base salary, other than in proportion to a general reduction of every officer’s base salary; or (ii) your relocation to a facility or location more than fifty (50) miles from your then-current location without your express written consent.

o
Resignation. You may terminate your employment on giving to the Company at least eight weeks prior written notice.  You agree to assist fully as reasonably requested by the Company in effecting an orderly transition to your successor. Should you terminate prior to the date of term of this agreement your participation in all performance awards will cease and no further vesting in either the Company’s Restricted Share or benefits programs will continue beyond the date in which notice of your termination was delivered to the Company.

IN WITNESS WHEREOF the parties have executed this letter.

SIGNED, SEALED AND DELIVERED	I have read, understand and agree to the terms
and conditions of this letter and agree that it supersedes, replaces and cancels and any prior agreements, whether oral or written, with respect to my employment with the Company.
in the presence of:                                                      )
)
)
)           _____________________________________
)           Robert A. Doty
)
)
____________________________                                                                )           _____________________________________
Witness                                                                  )           Date

           Engine Clean Solutions, Inc

By:           _______________________________________
Dennis dos Santos, Director.

_______________________________________
Date

(The balance of this page has been left blank)

ENGINE CLEAN SOLUTIONS INC.

CONFIDENTIALITY

AND PROPRIETARY RIGHTS AGREEMENT

THIS AGREEMENT made as of March 30, 2011;

BETWEEN:

Robert A. Doty, in the Province of Ontario

(hereinafter referred to as the "Employee"),

- and -

ENGINE CLEAN SOLUTIONS INC., a corporation incorporated under the laws of California

(hereinafter referred to as the “Company”)

WHEREAS:

•	The relationship between the Company and Employee is one of mutual trust and reliance;

•	The Company has disclosed or will disclose to Employee extremely valuable Confidential Information, the public disclosure of which would be highly detrimental to the best interests of the Company;

•	Employee acknowledges that the preservation of the confidentiality of the Confidential Information of the Company is essential for the protection of the business of the Company;

•	Employee and the Company have agreed that the Company will own all Intellectual Property Rights in Intellectual Property developed by Employee, for the Company; and

•
Employee and the Company have agreed to enter into this Agreement, among other things, to confirm the Company’s ownership of Intellectual Property developed by Employee for the Company, and to maintain the confidentiality of the Confidential Information of the Company;

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

Definitions

“Confidential Information” means information, whether or not created by the Employee, that relates to the business or affairs of the Company, its employees, customers or suppliers and is confidential or proprietary to, about or created by the Company, its employees, customers or suppliers and includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(a)
work product resulting from or related to work or projects performed or to be performed by the Company, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(b)
computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(c)
information relating to Developments prior to any public disclosure thereof, including but not limited to, the nature of the Developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(d)
internal personnel of the Company and financial information, vendor names and other vendor information, purchasing and internal cost information, internal service and operational manuals, and the manner and method of conducting the business of the Company;

(e)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company that have been or are being discussed; and

(f)
contracts and their contents, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Company;

but Confidential Information does not include:

(a)	the general skills and experience gained during the Employee’s employment with the Company that the Employee could reasonably have been expected to acquire in similar employment with other companies;

(b)
information publicly known or received by the Employee from a third party unrelated to the Company without a breach of an obligation of confidentiality, in each case without breach of this Agreement or similar agreements to which the Employee is a party; or

(c)
information the disclosure of which is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided to the Company, and (to the extent possible in the circumstances) the Company is afforded an opportunity to dispute the requirement;

(d)
 “Competitive Business” means any business related activity carried on anywhere in the world involved in financing, developing, producing, distributing, selling and/or licensing goods or services competitive with those software products and services for order entry/management, inventory & asset management, workflow & business process automation and service activation offered or under development by the Company during the course of the Employee’s employment with the Company;

 “Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(a)	result or derive from the Employee’s employment or from the Employee’s knowledge or use of Confidential Information;

(b)	result from or derive from the use or application of the resources of the Company; or

(c)	relate to the business operations of or actual or demonstrably anticipated research and development by the Company.

1.	Confidential Information

(a)
Protection of Confidential Information. All Confidential Information whether it is created by the Employee during the period of employment or by others employed or engaged by or associated with the Company, is the exclusive and confidential property of the Company or its customers, as the case may be, and will at all times be regarded, treated and protected that way, as provided in this Agreement.

(b)
Covenants Respecting Confidential Information. As a consequence of the acquisition of Confidential Information, the Employee will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers.  In view of the foregoing, it is reasonable and necessary for the Employee to make the following covenants regarding the Employee’s conduct during and subsequent to the Employee’s employment by the Company:

i.
Non-Disclosure. At all times during and subsequent to the Employee’s employment with the Company, the Employee will not disclose Confidential Information to any person or entity (other than as reasonably necessary in carrying out the Employee’s duties on behalf of the Company) without first obtaining the Company’s consent, and the Employee will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.  This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

ii.
Using, Copying, etc. At all times during and subsequent to the Employee’s employment with the Company, the Employee will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Employee’s duties on behalf of the Company) without first obtaining the

iii.
Company’s consent, and the Employee will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information.  This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services which embody or are derived from Confidential Information.

iv.
Return of Confidential Information. Within five days after the termination of the Employee’s employment by the Company for any reason, or of receipt by the Employee of the Company’s written request, the Employee will promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Employee’s possession or under the Employee’s control.

(c)
Obligations Continue. The Employee’s obligations under this section 2 are to remain in effect in perpetuity and will exist and continue in full force and effect notwithstanding any breach or repudiation or any alleged breach or repudiation of this Agreement by the Company.

2.	Intellectual Property

(a)
Ownership. All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments. For greater certainty, all Developments created during the Period of employment by the Employee for the Company is a work for hire of which the Company is the first author for copyright purposes and in respect of which all copyright will vest in the Company. To the extent that any such rights have not or do not automatically vest in the Company, the Employee hereby assigns and conveys all such rights to the Company.

(b)
Records. The Employee will keep complete, accurate and reasonable notes, reference materials, data and records of all Developments in the manner and form requested by the Company of the Employee or of its employees generally, and agrees to immediately disclose such Developments to the Company.  All these materials will be Confidential Information upon their creation.

(c)
Moral Rights. The Employee hereby irrevocably waives all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect) or similar legislation in applicable jurisdictions, or at common law, that the Employee may have now or in the future with respect to the Developments, including, without limitation, any rights the Employee may have to have the Employee’s name associated with the Developments or to have the Employee’s name not associated with the Developments, any rights the Employee may have to prevent the alteration, translation or destruction of the Developments, and any rights the Employee may have to control the use of the Developments in association with any product, service, cause or institution.  The Employee agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any of the Developments.

(d)
Further Assurances. The Employee will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Employee’s co-operation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Employee’s employment, the Employee

(e)
will provide that co-operation so long as the Company pays to the Employee reasonable compensation for the Employee’s time at a rate to be agreed and all out-of-pocket costs reasonably incurred by the Employee with the consent of the Company in respect of such co-operation, provided that the rate will not be less than the last base salary or compensation rate paid to the Employee by the Company during his or her employment.

3.	No Conflicting Obligations

The Employee warrants to the Company that:

(a)
the performance of the Employee’s duties as an employee of the Company will not breach any agreement to which the Employee is a party or other obligation of the Employee to keep confidential the proprietary information of any third party; and

(b)
the Employee is not bound by any agreement with or obligation to any third party that conflicts with the Employee’s obligations as an employee of the Company or that may affect the Company’s interest in the Developments.

The Employee will not, in the performance of his or her duties as an employee of the Company:

(a)	improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party; or

(b)	knowingly infringe the intellectual property rights of any third party.

4.	Non-Competition and Non-Solicitation

(a)
Non-Competition. The Employee acknowledges that employment by the Company will give the Employee access to the confidential information and intellectual property relating to the Company, and that the Employee’s knowledge of that confidential information and intellectual property will enable the Employee to put the Company at a significant competitive disadvantage if the Employee is employed or engaged by or becomes involved in a Competitive Business in the United States and Canada and such other countries as the Company may determine from time to time. Accordingly, the Employee will not while employed or engaged by the Company and for a period of nine (9) months after the termination of the Employee’s employment with the Company howsoever arising, directly or indirectly, individually or in partnership or in conjunction with any other Person:

(b)
be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in Canada, the United States and such other countries as the Company may determine and notify the Employee from time to time;

(c)
advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person which carries on a Competitive Business in Canada, the United States and such other countries as the Company may determine and notify the Employee from time to time;

(d)
Notwithstanding the foregoing provisions of this section 5, nothing herein shall prevent the Employee from owning not more than five percent of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market in the United States or Canada, which carries on a Competitive Business.

For greater certainty, the Employee’s obligations under this section 5 are in addition to the obligations respecting disclosure and use of Confidential Information as set out otherwise in this Agreement.

Further, the Employee acknowledges that the Company may in its absolute discretion amend this Agreement from time to time to reflect the additional countries in which the Company is then carrying on business.

(e)
No Solicitation of Customers, Partners and Suppliers. The Employee acknowledges the importance to the business carried on by the Company of the customer, partners and supplier relationships developed by it and the unique opportunity that the Employee’s employment and the Employee’s access to the confidential information offers to interfere with these relationships. Accordingly, the Employee will not while employed or engaged by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company howsoever arising, directly or indirectly, contact or solicit any person who the Employee knows to be a prospective, current or former customer, partner or supplier of the Company for the purpose of selling to the customer, selling to or partnering with the partner or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by the Company during the Employee’s employment or at the end thereof, as the case may be.

(f)
No Solicitation of Employees. The Employee acknowledges the importance to the business carried on by the Company of the human resources engaged and developed by it and the unique access that the Employee’s employment offers to interfere with these resources. Accordingly, the Employee will not while employed or engaged by the Company and for a period of eighteen (18) months after the termination of the Employee’s employment with the Company howsoever arising, induce or solicit, attempt to induce or solicit or assist any third party in inducing or soliciting (a) any employee or consultant of the Company to leave the Company or (b) any employee or consultant of the Company to accept employment or engagement elsewhere.

(g)
Independent Covenants. Each of the foregoing sections 5(a), (b) and (c), will be construed as being an agreement independent of any other provisions in this Agreement. The existence of any claim or cause of action the Employee may have or assert against the Company, whether based on this Agreement or otherwise, will not constitute a defence to the enforcement by the Company of any of the covenants and agreements in the foregoing sections.

6.	Warranties, Covenants and Remedies

(a)	The obligations of the Employee as set forth in this Agreement will be deemed to have

(b)
commenced as of the date on which the Employee was first employed by the Company.  The Employee warrants that the Employee has not, to date, breached any of the obligations set forth in any of those sections.  Any breach of those sections by the Employee will constitute just cause for immediate termination of the Employee’s employment or engagement by the Company.

(c)
In addition to the foregoing, the Employee warrants to the Company that (a) the performance of the Employee’s duties as an employee of the Company will not breach any confidentiality, proprietary rights, non competition or non solicitation (of employees, customers or suppliers) agreements or other obligations with any third party, including any employment agreements with former employers, and  (b) the Employee is not bound by any agreement with or obligation to any third party, including any employment agreement with a former employer, that conflicts with the Employee’s obligations as an employee of the Company.

(d)
The Employee understands that the Company has expended significant financial resources in developing its products, services, intellectual property and confidential information.  Accordingly, a breach by the Employee of this Agreement could result in unfair competition with the Company and could result in the Company and its shareholders suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone.  Accordingly, the Employee agrees that the Company will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled.

(e)
The Employee’s obligations under this Agreement are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Employee’s employment (including, without limitation, the Employee’s wrongful dismissal) by the Company.

7.           Computer and Network Protection Rules

The Employee acknowledges that as a user of the computers and related systems of the Company and the Company’s links to the INTERNET and subscriptions to on-line services, the Employee MUST comply with the Company’s rules and policies, which may be amended from time to time.  Violation of any of these rules is grounds for discipline up to and including immediate dismissal for Just Cause.  Violations of these Rules may also subject the Employee to penalties or proceedings under civil law, copyright law and criminal law.

This Agreement is to be attached to and forms an essential part of the Company’s employment agreement with the Employee. If during the employee’s period of employment the Company implements new standard rules or policies approved by the Board of Directors of the Company on the matters dealt with in this Agreement applicable to all employees, the Employee will be bound by the new rules and policies and the obligations hereunder will be automatically amended from that time forward to conform with the new rules and policies applicable to the Employee.

IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED	I have read, understand and agree to these terms and conditions.

Robert A. Doty

Date

           ENGINE CLEAN SOLUTIONS INC.

By:
 Dennis dos Santos, Director

Date

[SIGNATURE PAGE TO CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT]